SHAREHOLDER SERVICES AGREEMENT

         AGREEMENT, made as of this 14th day of May, 2004, between VANGUARD CMT FUNDS, a Delaware business trust (the "Trust"), and THE VANGUARD GROUP, INC., a Pennsylvania Corporation ("Vanguard").

         WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Vanguard is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and as a transfer agent under the Securities Exchange Act of 1934, as amended;

         WHEREAS, Vanguard provides management, administrative, transfer agency, dividend disbursing, investment advisory and other services to registered investment companies and others; and

         WHEREAS, the Trust and Vanguard desire that Vanguard serve as transfer agent to the Trust and each of its series;

         NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. APPOINTMENT OF VANGUARD. The Trust hereby appoints Vanguard to act as transfer agent for each series of the Trust listed in Exhibit A to this Agreement (each a "Fund," collectively the "Funds"), as it may from time to time be amended ("Exhibit A"). Vanguard accepts such appointment and agrees to provide services to the Funds on the terms set forth in this Agreement and Exhibit A.

         2. DUTIES OF VANGUARD AS TRANSFER AGENT. As transfer agent, it will be Vanguard's responsibility to provide each Fund with the Basic Services and Special Services described in sub- paragraphs (a) and (b) of this section. Vanguard's provision of such services will be subject to the supervision and control of each Fund's officers and Board of Trustees, and in compliance with the objectives, policies, and limitations set forth in each Fund's then-current registration statement, Declaration of Trust, By-laws, and any additional operating policies or procedures that the Fund communicates to Vanguard in writing, and any applicable laws and regulations.

                  (a) BASIC SERVICES. Basic Services to be provided by Vanguard will include:

                  (i) Maintaining records on behalf of each Fund's registered shareholders and furnishing to each Fund all information regarding such records as may be required by law or reasonably requested by the Fund's officers;

                  (ii) Processing all orders for the purchase, redemption,
                       exchange, transfer or conversion of each Fund's registered shares in accordance with that Fund's current registration statement and compliance policies;

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                  (iii)Issuing quarterly account statements to registered
                       shareholders of each Fund, as well as confirmation statements in connection with purchase, redemption, exchange, transfer, and conversion transactions;

                  (iv) Acknowledging all correspondence from registered
                       shareholders, and providing such other shareholder correspondence and portfolio investment reviews as may from time to time be mutually agreed upon;

                  (v) Preparing, filing with the Internal Revenue Service, and mailing to registered shareholders of each Fund such returns for reporting payments of dividends and distributions as are required by applicable law;

                  (vi) Withholding from any dividends or distributions paid to registered shareholders of each Fund such amounts as may be required by applicable tax laws, rules, or regulations;

                  (vii)Mailing proxy materials, shareholder reports and other materials to registered shareholders of each Fund;

                  (viii)Providing tabulation and reporting services in
                        connection with any shareholder votes; and

                  (ix) Acting as dividend disbursing agent for each Fund, and, as such, arranging for the appropriate crediting and handling of all dividend and capital gains payments to registered shareholders.

                  (b) SPECIAL SERVICES. Special Services to be provided by Vanguard will consist of certain services unique to institutional plan accounts, including trustee services, plan participant education services, plan participant telephone services, plan participant recordkeeping (VISTA) services, and ancillary services that may be common for shareholders of this type.

         3. RESPONSIBILITY FOR EXPENSES. Vanguard will provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform its responsibilities under this Agreement.

                  (a) OTHER EXPENSES OF VANGUARD. Vanguard will also be responsible for bearing the expense of any services contracted for the Trust or the Funds directly from parties other than Vanguard in connection with this Agreement

                  (b) EXPENSES OF THE TRUST AND THE FUNDS. The Trust and the Funds will be responsible for the following expenses: (i) fees payable to Vanguard under this Agreement or a separate Management Agreement; and (ii) expenses payable by the Trust and the Funds under a separate Management Agreement.

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         4. COMPENSATION OF VANGUARD. Each of the Funds agrees to pay to
Vanguard, within 10 days after the last business day of each month or at such other time as agreed to by the Fund and Vanguard, the actual costs incurred by Vanguard in providing the services required of it under this Agreement for each monthly period, or for such other period as is agreed upon, during which the Fund is party to this Agreement. The actual costs incurred by Vanguard in providing the services required of it under this Agreement to a Fund shall mean the direct and indirect expenses of Vanguard's providing transfer agency services to such Fund, based on a summary of the time spent by each Vanguard employee who works directly on the affairs of such Fund, computed as a percentage of the total time spent by such employee on the affairs of other Vanguard clients.

         5. REPORTS. The Trust and Vanguard agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. COMPLIANCE. Vanguard agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to Vanguard in writing.

         7. STATUS OF VANGUARD. The services of Vanguard to the Trust and the Funds are not to be deemed exclusive, and Vanguard will be free to render similar services to others so long as its services to the Trust and the Funds are not impaired thereby. Vanguard will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds.

         8. LIABILITY OF VANGUARD. No provision of this Agreement will be deemed to protect Vanguard against any liability to the Trust, the Funds, or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         9. DURATION AND TERMINATION. This Agreement will become effective as of the date hereof and will continue in effect thereafter until terminated by the Trust or Vanguard upon sixty days written notice to the other party; provided, however, that this Agreement may be terminated with respect to one or more Funds without interruption to services provided to the other Funds under this Agreement.

         10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

         11. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereunder) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in that state.

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         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Shareholder Services Agreement as of the day and year first above written.

VANGUARD CMT FUNDS


By:      /S/ CHRISTOPHER A. WIGHTMAN
         Christopher A. Wightman
         Assistant Secretary


THE VANGUARD GROUP, INC.


By:      /S/ MATTHEW J. KOGAN
         Matthew J. Kogan
         Assistant Secretary

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                                    EXHIBIT A

                          SERIES OF VANGUARD CMT FUNDS

The following series of Vanguard CMT Funds are subject to the Agreement:

Vanguard Market Liquidity Fund
Vanguard Municipal Cash Management Fund